                              EMPLOYMENT AGREEMENT

                                       FOR

                                  SHEILA LEVINE


                                TABLE OF CONTENTS

                                                                                                               PAGE

1. EMPLOYMENT.                                                                                                    2


2. SERVICES.                                                                                                      2


3. COMPENSATION AND BENEFITS.                                                                                     3


4. TERMINATION OF EMPLOYMENT / CHANGE IN CONTROL.                                                                 5


5. CONFIDENTIAL INFORMATION / RETURN OF DOCUMENTS / NONCOMPETE.                                                  11


6. SUCCESSORS AND ASSIGNS.                                                                                       11


7. TIMING OF AND NO DUPLICATION OF PAYMENTS.                                                                     12


8. MODIFICATION OR WAIVER.                                                                                       13


9. NOTICES.                                                                                                      13


10. GOVERNING LAW.                                                                                               14


11. SEVERABILITY.                                                                                                14


12. COUNTERPARTS.                                                                                                14


13. HEADINGS.                                                                                                    14


14. ENTIRE AGREEMENT.                                                                                            15


15. SURVIVAL OF AGREEMENTS.                                                                                      15




                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of ,
              1997 by and between Sheila Levine, an individual residing at ("Executive"), and Philips International Realty Corp., a Maryland corporation with offices at c/o Philips International, 417 Fifth Avenue, New York, New York 10016 ("New Reit").

                                    RECITALS

         WHEREAS, as set forth in the Contribution and Exchange Agreement by and between the Property Partnerships (as defined therein), National Properties Investment Trust, a Massachusetts business trust ("National"), Philips International Realty, L.P., a Delaware limited partnership ("PRLP") and New Reit dated August 11, 1997 (the "Contribution and Exchange Agreement"), the Property Partnerships, National and PRLP have determined that it is in the best interests of the parties' long term strategic growth to combine their respective properties and related assets;

         WHEREAS, in order to effectuate this combination, the Property Partnerships and National have agreed to contribute certain properties and other assets located throughout the States of New York, New Jersey, Connecticut, Massachusetts and Florida and owned or controlled by the Property Partnerships or National (the "Property") to New Reit and New Reit has agreed to contribute such Property to PRLP, all as of the closing (the "Closing Date");

         WHEREAS, Executive has served as a key executive of Philips International and, through such service, has acquired special and unique knowledge, abilities and expertise; and

         WHEREAS, New Reit desires to employ Executive, and Executive desires to be employed by New Reit, pursuant to the terms set forth herein.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Employment.


                  New Reit hereby agrees to employ Executive, and Executive hereby agrees to be employed by New Reit, for a term commencing on the date hereof and expiring on _____________ ____,2000; provided, however, that commencing on _____________ ____,2000, and each anniversary of that date thereafter, the term of this Agreement shall be extended automatically for one
(1) additional year unless at least ninety (90) days prior to the applicable expiration date either New Reit or Executive shall have given written notice that such party does not wish to extend this Agreement. The term of this Agreement, as it may be extended from time to time in accordance with this Paragraph 1, is referred to herein as the "Employment Period."

         2.       Services.

                  During the Employment Period, Executive shall hold the position of Chief Operating Officer and shall serve as a member of the Board of Directors of New Reit

(the "Board"). Executive shall devote her best efforts and substantially all of her business time, skill and attention to the business of New Reit, and shall perform such duties as are customarily performed by similar executive officers and as may be more specifically enumerated from time to time by the Board or the Executive Committee of the Board, if any; provided, however, that the foregoing is not intended to preclude Executive from (a) owning and managing personal investments, including real estate investments, subject to the restrictions set forth in the Non-Competition Agreement by and among PRLP, New Reit, Philips International Holding Corp., Philip Pilevsky and Executive dated , 1997 (the "Non-Competition Agreement"), including without limitation conducting the real estate development, acquisition or management activities related to the properties listed in Exhibit A attached to the Non-Competition Agreement (the "Excluded Properties") or (b) engaging in charitable activities and community affairs, provided that the performance of these activities referred to in clauses (a) and (b) does not prevent Executive from devoting substantially all of her business time to New Reit.

                  Executive shall be based in New York, NY, subject to reasonable travel requirements, in an office comparable to the office previously provided to Executive by Philips International.

         3.       Compensation and Benefits.

                  During the Employment Period, New Reit shall pay Executive a minimum annual base salary in the amount of $175,000 (which may be increased but not decreased from time to time, (the "Annual Base Salary")), payable in accordance with New Reit's normal payroll practices. In addition, Executive shall receive a minimum of twenty-five (25%) percent of the annual bonus pool, with the annual bonus pool to be determined by the Board each year. Executive's Annual Base Salary shall be reviewed annually in accordance with the policy of New Reit from time to time and may be increased based on, among other things, Executive's performance, as determined in the sole discretion of the Board or compensation committee of the Board ("Compensation Committee"), as applicable. New Reit shall have the right to deduct and withhold from such compensation all social security and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld. In addition to the compensation specified above, Executive shall be entitled to the following benefits:

                  (a) participation in the any bonus, stock based compensation or other executive compensation plans or programs made generally available to executives of New Reit;

                  (b) medical, life insurance, disability, business travel accident, paid vacation and any other compensated absences and any other plans made generally available to employees of New Reit;

                  (c)      use of a car; and

                  (d) reimbursement for reasonable business expenses incurred by Executive in furtherance of the interests of New Reit.

In addition, Executive shall be entitled to receive restricted share awards and options to purchase shares of common stock, par value $0.01 per share, of New Reit (the "Common Stock") as the Board shall approve, in its sole discretion.

                  As further consideration for Executive agreeing to serve as an officer and entering into this Agreement upon the terms set forth herein, including, without limitation, the terms relating to non-competition set forth in the Non-Competition Agreement, subject to shareholder approval of the New Reit 1997 Stock Option Plan and Long-Term Incentive Plan (the

"Plan") New Reit is issuing to Executive options to purchase 40,000 shares of Common Stock at a purchase price equal to fair market value on the Closing Date ("Options") provided, however, that after taking into account the Options and any dilution which may occur with respect to the underlying shares of Common Stock, as a result of the initial sale to the public of Common Stock for cash, with such level, timing, and manner of equity raise collectively considered for purposes of this Agreement to constitute an initial public offering (the "IPO"), upon the consummation of the IPO, Executive shall have an option to purchase 100,000 shares of Common Stock at an exercise price equal to the price paid for shares of Common Stock by the public in the IPO. Executive's Options shall be evidenced by the option agreement dated as of the Closing Date which shall include, but not be limited to, the following provisions: vesting over a three year period, subject to Executive's continued employment with New Reit and the provisions of Paragraphs 4(b) and 4(c) below, with one third (1/3) of the Options vesting on each of the first, second and third anniversaries of the date hereof and non-transferability and anti-dilution provisions.

         4.       Termination of Employment / Change in Control.

                  (a) In the event (i) New Reit terminates Executive's employment for Cause (as hereinafter defined) or (ii) Executive terminates her employment without Good Reason (as hereinafter defined), New Reit shall pay Executive any unpaid salary accrued through and including the date of termination (the "Accrued Amount"). In addition, in such event, Executive shall be entitled (i) to exercise any options, including the Options granted hereunder, which have vested and are exercisable in accordance with the terms of this Agreement, the applicable stock option agreement or the Plan, and (ii) to retain any shares awarded to Executive which are fully vested on the date of termination. Except for any rights which Executive may have to the Accrued Amount, vested options and vested share awards, New Reit shall have no further obligations hereunder following such termination.

                  (b) In the event of termination of Executive's employment as a result of either (i) Executive's death or Disability (as hereinafter defined),
(ii) termination by New Reit for any reason other than Cause or (iii) termination by Executive of her employment for Good Reason, New Reit shall pay to Executive (A) the Accrued Amount, (B) the unpaid salary, at the rate then in effect without reduction, from the date of termination through the end of the Employment Period remaining (assuming no such termination occurred) and (C) a pro-rata portion, based upon the number of days in the period beginning with January 1 of the calendar year in which such termination occurred and ending with the date the Employment Period ends (assuming such termination did not occur), of the average annual amount of bonus pool payments paid to Executive during each year of Executive's employment hereunder. In the event the Executive is terminated in the first year of employment, Executive shall receive her pro-rata portion of the amount that would have otherwise been payable to Executive in such year had her employment not terminated. The aforesaid amount shall be payable, at the option of Executive, her estate or her personal representative, either (i) in full immediately upon such termination without discount for early payment or (ii) monthly over the remainder of the Employment Period. In addition, Executive shall have a fully-vested non-forfeitable right to the Options and any other options or restricted stock awards previously granted to her as of the date the applicable event listed in the first sentence of this Paragraph 4(b) occurs. Executive shall be entitled, at the option of Executive, her estate or her personal representative, within ninety (90) days (one (1) year in the case of termination as a result of Executive's death or Disability) of the date of such termination,
(i) to exercise any options to purchase shares of Common Stock that have vested (including, without limitation, by acceleration in accordance with the terms of this Agreement) and are exercisable in accordance with the terms of either this Agreement, any stock option agreement or the Plan, (ii) to retain any shares of Common Stock awarded to Executive which are vested on the date of termination, and (iii) to require New Reit (upon written notice delivered within one hundred eighty (180) days following the date of Executive's termination) to repurchase all or any portion of Executive's vested options (including without limitation options, if any, which have vested by acceleration in accordance with the terms of this Agreement the Plan or stock option agreement) to purchase shares of Common Stock at a price equal to the difference between the Fair Market Value (as hereinafter defined) of the shares of Common Stock for which the options to be repurchased are exercisable and the exercise price of such option as of the date of Executive's termination of employment.

                  (c) (i) In the event of a Change in Control (as hereinafter defined) and irrespective of whether Executive's employment terminates in connection with such Change in Control, New Reit shall pay Executive and Executive shall be entitled to all the payments and rights Executive would have had if Executive's employment had been terminated on the date of the Change in Control due to Disability as set forth in sub-paragraph 4(b) (including vesting in the Options and all other options and restricted stock awards and all benefits under this Agreement) except that Executive must exercise any options which have vested within ninety (90) days (one (1) year in the case of termination as a result of Executive's death or Disability) of her actual termination of employment. Furthermore, all cash payments owed to Executive pursuant to this Paragraph 4(c)(i) shall be paid to Executive in a single sum without discount for early payment on or immediately prior to the date of the Change in Control but prior to the consummation of the transaction with any successor.

                           (ii) If the Change in Control is a change
"in the ownership or effective control" of New Reit or "in the ownership of a substantial portion of the assets" of New Reit within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code") and the Executive is then, in any taxable year, liable for the payment of an excise tax under Section 4999 of the Code (or successor provision thereto), with respect to any payment in the nature of compensation made by New Reit to (or for the benefit of) Executive, New Reit shall pay Executive an amount equal to X determined under the following formula:

                    X =                 E x P
                       ------------------------------------------
                          1 - [(FI x (1 - SLI)) + SLI + E + M]

               where
               E =   the rate at which the excise tax is assessed under

                     Section 4999 of the Code

               P =   the amount with respect to which such
                     excise tax is assessed, determined without regard to this Section 4(c)(ii)

               FI =  the highest effective marginal rate of
                     income tax applicable to Executive under the Code for the taxable year in question (taking into account any phase-out or loss of deductions, personal exemptions and other similar adjustments);

               SLI = the sum of the highest marginal rates of
                     income tax applicable to Executive under all applicable state and local laws for the taxable year in question (taking into account any phase-out or loss of deductions, personal exemptions and other similar adjustments); and

               M = the highest marginal rate of Medicare Tax applicable to Executive under the Code for the taxable year in question.


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

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Agreement or otherwise and on which an excise tax under Section 4999 of the Code will be assessed, the payment determined under this Section 4(c)(ii) shall be made of the earlier of the date New Reit is required to withhold such tax, or the date the tax is required to be paid by Executive. It is the intention of the parties that New Reit provide Executive with a full tax gross-up under the provisions of this Paragraph, so that on a net after-tax basis, the result to Executive shall be the same as if the excise tax under Section 4999 of the Code (or any successor provisions) had not been imposed. The Excise Tax Gross Up may be adjusted if alternative minimum tax rules are applicable to Executive.

                  (d)      For purposes of this Agreement:

                           (i) "Cause" shall mean (A) the willful and continued failure by Executive to substantially perform her duties hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness) for a period of thirty (30) days after written demand for substantial performance is delivered by New Reit specifically identifying the manner in which New Reit believes Executive has not substantially performed her duties, or (B) willful misconduct by Executive which is materially injurious to New Reit, monetarily or otherwise, or (C) the willful violation by Executive of the provisions of the Non-Competition Agreement. For purposes of this Paragraph 4(d)(i), no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in furtherance of the interests of New Reit.

                           (ii) "Disability" shall mean the determination by New Reit, upon the advice of an independent qualified physician, reasonably acceptable to Executive, that Executive has become physically or mentally incapable of performing her duties under this Agreement and such disability has disabled Executive for a cumulative period of one hundred eighty (180) days within a twelve (12) month period.


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

                           (iii) "Fair Market Value" shall mean the average of the closing price on the New York Stock Exchange of the Common Stock on each of the trading days within the thirty (30) days immediately preceding the date of termination of Executive's employment;

                           (iv) "Good Reason" shall mean (A) any assignment to Executive of any duties materially different from those contemplated by Paragraph 2 hereof, or any limitation of the powers of Executive in any respect not contemplated by Paragraph 2 hereof or other material breach of this Agreement by New Reit, (B) a reduction in Executive's Annual Base Salary as in effect at the time in question, or any other material failure by New Reit to comply with Paragraph 3 hereof, provided, however, that in the event Executive is not awarded a bonus as a result of the Board not approving a bonus pool for a particular year or other discretionary payment or discretionary award described in Paragraph 3, it shall not be deemed a failure, (C) New Reit shall have given notice pursuant to Paragraph 1 hereof that it does not wish to extend this Agreement, except in connection with termination of Executive's employment for Cause or by reason of death or Disability, or
                                  (D) failure of New Reit to obtain the
                                  assumption of the obligation to perform this Agreement by any successor as contemplated in Paragraph 6(a) hereof.

                           (v) "Change in Control" shall mean, exclusive of the IPO, that any of the following events has occurred: (a) any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any employee benefit plan sponsored by New Reit, becomes the "beneficial owner", as such term is used in Section 13 of the Exchange Act, of thirty (30%) percent or more of either
                                  (i) the Common Stock or (ii) the units of limited partnership interests in PRLP ("Units") issued and outstanding immediately prior to such acquisition; (b) any Common Stock is purchased pursuant to a tender or exchange offer other than an offer by New Reit; or (c) the dissolution or liquidation of New Reit or the consummation of any merger or consolidation of New Reit or any sale or other disposition of all or substantially all of its assets, if the shareholders of New Reit immediately before such transaction own, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less


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

                                  than thirty (30%) percent of the voting power of the surviving or acquiring company.

                  (e) Any termination of Executive's employment by New Reit or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         5.       Confidential Information / Return of Documents / Noncompete.

                  The Non-Competition Agreement is hereby incorporated by reference and made a part hereof. The provisions of the Non-Competition

Agreement including without limitation those related to confidential information, return of documents, non-competition and non-solicitation shall apply as if fully set forth herein.

         6.       Successors and Assigns.

                  (a) New Reit shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of New Reit, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that New Reit would be required to perform it if no such succession had taken place. Failure of New Reit to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle Executive to compensation from New Reit in the same amount and on the same terms as she would be entitled to hereunder if she terminated her employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. In the event of such a breach of this Agreement, the Notice of Termination shall specify such date as the date of termination. As used in this Paragraph, "New Reit" shall mean New Reit as hereinbefore defined and any successor to all or substantially all of its business and/or its assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Any cash payments owed to Executive pursuant to this Paragraph 6 shall be paid to Executive in a single sum, without discount for early payment, immediately prior to the consummation of the transaction with such successor.

                  (b) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to her hereunder if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

         7.       Timing of and No Duplication of Payments.

                  All payments payable to Executive pursuant to this Agreement shall be paid as soon as practicable after such amounts have become fully vested and determinable. In addition, Executive shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

         8.       Modification or Waiver.


                  No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of New Reit or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by New Reit or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

         9.       Notices.

                  All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to New Reit or Executive, as applicable, at the address set forth above (or to such other address as shall have been previously provided in accordance with this Paragraph 9).

         10.      Governing Law.


                  This agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws thereunder.

         11.      Severability.

                  Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

         12.      Counterparts.

                  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

         13.      Headings.

                  The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

         14.      Entire Agreement.

                  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

         15.      Survival of Agreements.

                  The covenants made in Paragraph 4 and those made in the Non-Competition Agreement shall survive the termination of this Agreement.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        PHILIPS INTERNATIONAL REALTY CORP.


                               By:
                                        ----------------------------------
                                        Name:
                                        Title:


                                        EXECUTIVE


                                        ----------------------------------
                                        Sheila Levine